Exhibit 99.1
Eagle Test Systems Reports Fiscal 2007 Fourth Quarter and Year End Results
Net Revenue of $20.8 million; Net Income of $3.0 million for the Quarter
Buffalo Grove, Illinois — November 19, 2007 - Eagle Test Systems, Inc. (NASDAQ: EGLT), a provider of automated test equipment solutions for high-performance analog, mixed-signal and radio frequency (RF) semiconductors, announced financial results for its fourth fiscal quarter and year ended September 30, 2007.
Operating Results
Net revenue was $20.8 million for the fourth fiscal quarter ended September 30, 2007, a decrease of $16.2 million, or 43.8%, compared to net revenue of $36.9 million for the same period in the prior fiscal year. Gross margin for the fourth fiscal quarter was 61.7% of net revenue, compared to 62.9% of net revenue for the same period in the prior fiscal year. Operating income for the fourth fiscal quarter was $2.3 million compared to $13.1 million in operating income for the same period in the prior fiscal year.
Net income for the fourth fiscal quarter was $3.0 million or $0.13 per fully diluted common share, compared to net income of $9.3 million or $0.44 per fully diluted common share for the same period in the prior fiscal year.
Net revenue was $86.0 million for the fiscal year ended September 30, 2007, a decrease of 31.1% compared to net revenue of $124.7 million for last fiscal year. Net income was $10.7 million, a decrease of $11.9 million from net income of $22.6 million reported last year. Prior year net income for the year ended September 30, 2006 was reduced for tax-adjusted non-recurring initial public offering related charges of $6.5 million. The Company reported income per fully diluted common share of $0.46 for the year ended September 30, 2007. A one-time charge of $11.4 million in connection with the redemption of our redeemable preferred stock reduced income available to common stockholders for the year ended September 30, 2006, resulting in the Company reporting income per fully diluted common share of $0.60.
“I am very pleased that Eagle continues to achieve profitable results and positive earnings for our shareholders in challenging market conditions,” stated Len Foxman — Eagle CEO. “We have remained focused on expanding our customer base and market share, and we continued to see increased revenue and substantial progress from important new accounts this past quarter.”
Outlook
The Company estimates net revenue will be between $25.0 and $27.0 million in the first fiscal quarter ending December 31, 2007. The Company estimates earnings per share will be between $0.11 and $0.15 based on an estimated 23,300,000 fully diluted common shares.
Earnings Conference Call
Eagle Test Systems will host its earnings call today at 6:00 p.m. Eastern Time/ 5:00 p.m. Central Time for analysts, stockholders, investors and the public.
Participants can join for the voice portion of the call by dialing 1-800-901-5241 (domestic calls) or 1-617-786-2963 (international calls) starting at 5:45 p.m. Eastern time/ 4:45 p.m. Central time and enter the passcode 88147034; you will be asked for your name and firm’s name. The live conference call will also be available via web cast and accessible along with our earnings release the day of the call through the Investor Relations section of our website at www.eagletest.com.
The conference call will be available for replay from approximately 1 hour after completion of the conference call until December 3, 2007. To hear a replay of the call, please dial 1-888-286-8010 (domestic calls) or 1-617-801-6888 (international calls) and enter the passcode 45060850.
About Eagle Test Systems, Inc.
Eagle Test designs, manufactures, sells and services high performance automated test equipment for the semiconductor industry. The company’s products are used to test analog, mixed-signal and radio frequency (RF) semiconductors that are used in products such as digital cameras, MP3 players, automotive electronics, cellular telephones, computers and peripherals. The company was founded in 1976 and has offices located throughout the world in Asia, North America and Europe, with corporate headquarters in Buffalo Grove, Illinois. For more information, please visit www.eagletest.com.
Safe Harbor
 Certain statements contained in the press release regarding matters that are not historical facts, including statements regarding our projections for revenue, earnings per share and weighted average diluted common shares for the first fiscal quarter ending December 31, 2007 and statements regarding winning new customers, penetrating existing customers with new products with parallel test capabilities, and our business focus in the future are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements involve important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such important factors involve risks and uncertainties, including, but not limited to, the risk associated with the highly cyclical nature of the semiconductor market; unanticipated challenges in assessing business conditions and the overall market; the lack of visibility with regard to future business conditions for our Company and the rapid nature of changes in industry business conditions; the risk of a loss or reduction of orders from one or more customers among which our business is concentrated; the difficulty in obtaining new customers because of the high switching cost; competition and pricing pressures; the decision by customers to cancel or defer orders that previously had been accepted; delays or shortages in an adequate supply of raw materials; insufficient or excess inventory; our ability to develop new and enhanced products; the ability to manage our growth; the ability to attract and retain key employees; prolonged disruption in the operations of our single manufacturing facility; economic, political and other risks associated with international sales and operations; risks related to our intellectual property; risks related to our need to achieve and maintain effective internal controls over financial reporting; risk related to unanticipated impact of stock based compensation and the tax effects there under on our expenses in any period pursuant to FASB Statement 123(R) and other factors that are detailed from time to time in reports filed by Eagle Test Systems, Inc. with the Securities and Exchange Commission, including risks and uncertainties discussed under “Risk Factors” in our Form 10-K, filed with the Securities and Exchange Commission on December 8, 2006. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events, after the date they were made.
Company Contact:
Stephen J. Hawrysz
Chief Financial Officer
Eagle Test Systems, Inc.
847-327-1033
Financial Tables to Follow

Eagle Test Systems, Inc
Financial Results
(UNAUDITED)
(all dollars in 000’s except share and per share data)

		Three Months ended		Year ended
		September 30,		September 30,
		2007	2006	2007	2006
Net Revenue		$20,780	$36,947	$85,982	$124,738
COGS		7,965	13,715	33,751	42,320
Gross margin		12,815	23,232	52,231	82,418
Margin %		61.7%	62.9%	60.7%	66.1%
SG&A	(1)	8,182	7,715	32,477	28,974
R&D		2,364	2,384	9,080	8,939
Total operating expense		10,546	10,099	41,557	37,913
Operating income		2,269	13,133	10,674	44,505
% of Revenue		10.9%	35.5%	12.4%	35.7%
Interest expense	(2)	(247)	15	98	3,496
Other (income) expense	(3)	(1,355)	(814)	(4,923)	(1,866)
Warrant valuation charge	(4)	—	—	—	5,466
Income before taxes		3,871	13,932	15,499	37,409
Tax expense		876	4,678	4,791	14,836
Net income		$2,995	$9,254	$10,708	$22,573
		14.4%	25.0%	12.5%	18.1%
Retained earnings adjustment for conversion of redeemable preferred stock	(5)	—	—	—	(11,430)
Income available for common stockholders		$2,995	$9,254	$10,708	$11,143
Earnings per common share
Basic		$0.13	$0.45	$0.47	$0.79
Fully diluted		$0.13	$0.44	$0.46	$0.60
Shares
Basic		22,968,732	20,720,503	22,914,031	14,016,988
Fully diluted		23,148,490	20,979,320	23,134,479	17,980,235

FOOTNOTES:
(1)	SG&A expenses for the year ended September 30, 2007 includes $900,000 in expenses related to two employment claims.

(2)	Interest expense for the year ended September 30, 2006 includes interest expense on subordinated notes which was repaid with a portion of the proceeds of the Company’s initial public offering (IPO) on March 14, 2006.

(3)	Other (income) expense primarily consists of interest income earned on cash and marketable securities.

(4)	Warrant valuation charge results from variable accounting on these instruments. The warrants were exercised by the holder in connection with the Company’s IPO completed March 14, 2006, and are no longer outstanding; accordingly, this non-cash item impacts the year ended September 30, 2006, and will not impact the results of operations going forward.

(5)	The difference between the fair market value of the redeemable preferred stock at date of issue of $21,070 and the redemption price of $32,500 was charged to retained earnings in March 2006, when the redemption occurred. This adjustment is used to reduce net income to arrive at income available to common stockholders for purposes of calculating earnings per common share in accordance with EITF Topic D-42 — “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock”.

	September 30,
Balance sheet Data (Unaudited)	2007	2006
Cash & investments	$112,517	$75,946
Accounts receivables	18,238	17,338
Receivable from sale of common stock	—	31,185
Inventories	22,234	22,378
Current assets	161,255	153,502
Total assets	$172,570	$165,886

Accounts payable	$6,079	$5,941
Deferred revenue	6,441	9,409
Current liabilities	19,222	27,764
Long-term liabilities	1,457	1,708
Total liabilities & stockholders equity	$172,570	$165,886
End of Table